Exhibit 3(b)1


                              ARTICLES OF AMENDMENT

                                     to the

                            ARTICLES OF INCORPORATION

                                       of

                              ALABAMA POWER COMPANY


         Pursuant to, and with the effect provided in, Sections 10-2B-10.03 through 10-2B-10.06 of the Code of Alabama, 1975, as amended (the "Code"), the undersigned company adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST: The name of the company is "Alabama Power Company" (the "Company").

         SECOND: An amendment be made in the joint agreement between Alabama Power Company and Birmingham Electric Company prescribing the terms and conditions of the merger of Birmingham Electric Company into and with Alabama Power Company, as heretofore amended, providing for, the increase of capital stock of the Company by 9,000,000 shares of common stock by amending Article IX of such joint agreement to read as follows, which was duly adopted in the manner provided by the Code by the Company's Board of Directors and shareholders at a meeting held on April 25, 2003:

                                   "Article IX

                                  Capital Stock

                  The corporation is authorized to issue three classes of shares of capital stock to be designated, respectively, "common stock", "preferred stock" and "Class A preferred stock". The total number of shares of stock which the corporation shall have authority to issue shall be 46,350,000 shares, of which 15,000,000 shares shall be common stock with a par value of $40 per share, 3,850,000 shares shall be preferred stock with a par value of $100 per share and 27,500,000 shares shall be Class A preferred stock with a par value of $1 per share. The designations, preferences, voting powers or restrictions or qualifications thereof, the rights of redemption, retirement and conversion of the shares of capital stock of the corporation, and the general provisions with respect thereto, shall be as hereinafter set forth; provided, however, that the preferred stock and Class A preferred stock may be divided into and issued from time to time in one or more series, each such series being hereinafter for convenience referred to as a "class" of preferred stock or Class A preferred stock, as the case may be, and all such series being hereinafter for convenience collectively referred to as "classes" of preferred stock or Class A preferred stock, as the case may be. The board of directors shall have, and is hereby granted the power and authority to divide the unissued shares of preferred stock and Class A preferred stock into series (including the power and authority to reclassify, in the manner provided by law, all or any number of the unissued shares of preferred stock authorized at the time of the adoption of the joint agreement between Alabama Power Company and Birmingham Electric Company prescribing the terms and conditions of the merger of Birmingham Electric Company into and with Alabama Power Company) and to fix and determine the following relative rights and preferences of any such series of preferred stock and Class A preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them: (1) dividend rate, (2) the dividend payment dates, (3) the redemption price thereof, (4) the amount payable in event of liquidation, voluntary and involuntary and (5) the sinking fund provisions, if any, for the redemption or purchase of shares; and to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall assume the status of authorized but unissued shares of preferred stock or Class A preferred stock, as the case may be. The board of directors may issue and sell such shares of preferred stock and Class A preferred stock in series and any other authorized shares provided for in this Article IX. Upon the issuance of shares of Class A preferred stock, there shall be transferred to stated capital represented by each such share of Class A preferred stock an amount equal to the excess of the consideration received over the par value thereof (up to an amount which, when added to such par value, shall not exceed such share's preferential claim in the event of involuntary liquidation) and the stated capital represented by each share so determined shall be equal to such share's preferential claim in the event of involuntary liquidation."

         THIRD: The proposed amendment to the general provisions of capital stock require the affirmative vote of the holders of the larger amount in total value of all of the capital stock of the Company. The Company considers that the favorable vote of the holders of all of the outstanding common stock will be sufficient for the adoption of such amendment.

         FOURTH: At the close of business on March 10, 2003, the record date, the Company had 6,000,000 shares of common stock issued and outstanding, 475,115 shares of preferred stock, par value $100 per share, issued and outstanding and 8,001,250 shares of Class A preferred stock, par value $1 per share, issued and outstanding. All of the 6,000,000 shares of common stock voted affirmatively for the adoption of the amendment. Of the total shares of preferred stock issued and outstanding, no shares voted affirmatively for the adoption of the amendment, no shares voted against the amendment and no shares abstained, and of the total shares of Class A preferred stock issued and outstanding, no shares voted affirmatively for the adoption of the amendment, no shares voted against the amendment and no shares abstained, such affirmative votes being sufficient for the adoption of the foregoing amendment.



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         IN WITNESS WHEREOF, the undersigned officers of the Company, do hereby set their hand and the seal of the Company on the day of April, 2003.

                                      ALABAMA POWER COMPANY





                                      Charles D. McCrary
                                      President and Chief Executive Officer





                                       William E. Zales, Jr.
                                       Vice President, Corporate Secretary
                                       and Assistant Treasurer